EXHIBIT 12
                                     JONES APPAREL GROUP, INC.
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (In millions)

                                                  Year Ended December 31,
                                   ----------------------------------------------------
                                       2009       2008       2007       2006       2005
                                   --------   --------    -------   --------   --------

(Loss) income from continuing
    operations before provision
    for income taxes.............. $  (70.1)  $ (772.9)   $ (58.5)  $ (245.1)  $  425.3
                                   --------   --------   --------   --------   --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     55.6       49.1       51.5       50.5       76.2
  Portion of rent expense
    representing interest.........     39.5       41.0       42.0       41.0       50.1
                                   --------   --------   --------   --------   --------
Total fixed charges...............     95.1       90.1       93.5       91.5      126.3
                                   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before income taxes
  and fixed charges............... $   25.0   $ (682.8)  $   35.0   $ (153.6)  $  551.6
                                   ========   ========   ========   ========   ========
Ratio of earnings to
  fixed charges (1)...............      0.3(2)     N/A(2)     0.4(2)     N/A(2)     4.4
                                   ========   ========   ========   ========   ========
(1) For purposes of the computation, the ratio of earnings to fixed charges has been calculated by dividing (a) income from continuing operations before income taxes and fixed charges by (b) fixed charges. Fixed charges are equal to interest expense plus the portion of the rent expense estimated to represent interest.

(2) Earnings were insufficient to cover fixed charges for the years 2009, 2008, 2007 and
    2006 by $70.1 million, $772.9 million, $58.5 million and $245.1 million, respectively.